Exhibit 15.1

May 28, 2004

Securities and Exchange Commission
450 Fifth Street N.W.
Washington, D.C. 20549

        We are aware that Monster Worldwide, Inc. has incorporated by reference in the Prospectus constituting a part of this Registration Statement our report dated April 26, 2004, relating to the Company's unaudited interim consolidated financial statements appearing in its quarterly report on Form 10-Q for the quarter ended March 31, 2004. Pursuant to Regulation C under the Securities Act of 1933, that report is not considered a part of the registration statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.

/s/ BDO Seidman, LLP
New York, New York